EXHIBIT 21


                        GIANT GROUP, LTD.
               SUBSIDIARIES AS OF DECEMBER 31, 1996




Corporation               State of Incorporation        Ownership
-----------               ----------------------        ---------

KCC Delaware Company, Inc.         Delaware                100%

GIANT MARINE GROUP, LTD.           Delaware                100%